Exhibit 99.1

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan(651) 250-2809

Andrew C. Hedberg(651) 250-2185

ECOLAB THIRD QUARTER REPORTED DILUTED EPS $1.27; ADJUSTED DILUTED EPS $1.28,  INCLUDES $0.09 (7%) CURRENCY HEADWIND

2016 full-year adjusted EPS forecast narrowed to $4.35 to $4.45, from $4.35 to $4.50

THIRD QUARTER HIGHLIGHTS:

•	Reported diluted EPS $1.27
•

Adjusted diluted EPS $1.28,  as solid sales growth from the Global Institutional, Global Industrial and Other segments, plus lower delivered product costs and cost savings offset a $0.09  (7 percentage point) per share currency headwind

•	Global Institutional, Global Industrial and Other segment acquisition adjusted fixed currency sales +3%, offset by a moderated Global Energy sales decline
•	Adjusted fixed currency operating margin +60 bps
•	Operating cash flow of $1.5 billion year to date, +7%

	Third Quarter Ended September 30
	Reported			Adjusted *
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2016	2015	Change	2016	2015	Change
Net sales	$ 3,386.1	$ 3,446.4	(2)%	$ 3,386.1	$ 3,446.4	(2)%
Operating income	574.1	413.0	39%	577.3	579.5	0%
Net income attributable to Ecolab	374.1	257.8	45%	378.0	384.0	(2)%
Diluted earnings per share	$ 1.27	$ 0.86	48%	$ 1.28	$ 1.28	0%

				Adjusted *
	Fixed Currency Rates *		%	Fixed Currency Rates		%
	2016	2015	Change	2016	2015	Change
Net sales	$ 3,319.7	$ 3,282.7	1%	$ 3,319.7	$ 3,282.7	1%
Operating income	564.0	375.9	50%	567.2	542.4	5%

*  See “Non-GAAP Financial Information” section of this release for further discussion

ST. PAUL, Minn., November 1,  2016: Continued Global Institutional, Global Industrial and Other segment sales growth along with margin expansion more than offset lower Global Energy segment results to deliver a  7%  third quarter adjusted diluted earnings per share growth before currency effects. Unfavorable currency of $0.09 per share (a 7 percentage point impact) offset the operating gain, with adjusted diluted earnings per share equal to last year.

CEO comment

“Ecolab delivered solid earnings growth before currency impacts in the third quarter, as continued fixed currency sales growth and margin expansion in our Institutional, Industrial and Other segments led results and outpaced lackluster global markets. New business wins led by innovative products and effective sales and service execution, along with lower delivered product costs, pricing and close attention to costs, drove the segment gains. These more than offset a moderated decline in our Energy segment. Currency translation remained a significant headwind in the quarter.

“While global economies remain sluggish, energy markets appear to be bottoming and currency exchange headwinds have lessened. In this mixed environment, we expect our Institutional, Industrial and Other segments will show modestly better fixed currency growth in the fourth quarter versus the third quarter as we drive gains through product leadership and strong sales and service execution. Further, while fourth quarter Energy segment results are expected to be below last year, we continue to believe that this business is well-positioned for a  gradual recovery in 2017.

“We believe we are in strong shape and strategically positioned for improved growth. The past two years have presented very challenging conditions, with sluggish economic growth, turbulent oil and mining markets, and formidable currency headwinds. Through this period, we have continued to deliver earnings growth while maintaining our focus on improving the long-term fundamental drivers for our business: investing in new products and our sales and service teams to enable them to win new business, technologies that provide customers with better results and operating information, and in work that strengthens our infrastructure’s efficiency and effectiveness.  We believe we are in a strong competitive position, and are confident in our prospects for future superior growth.”

Third Quarter 2016 Consolidated Results

Ecolab's reported sales for the third quarter decreased 2%, while fixed currency sales increased 1%. Acquisition adjusted fixed currency sales were flat to the prior year.

Third quarter 2016 reported operating income increased 39%, while fixed currency operating income increased 50%. Both reported third quarter 2016 and 2015 results include special gains and charges. Excluding special gains and charges, third quarter 2016 adjusted operating income was flat against third quarter 2015. Excluding special gains and charges and at fixed currency rates, adjusted fixed currency operating income increased 5%. Our reported operating income margin increased 500 basis points, and our adjusted fixed currency operating income margin increased 60 basis points. The increase in adjusted fixed currency operating income and improvement in adjusted fixed currency operating income margin was driven by appropriate pricing, sales volume growth, and cost savings in our Global Institutional, Global Industrial and Other segments, which was partially offset by a decline in Global Energy results.

Third quarter 2016 reported net income attributable to Ecolab increased 45% and reported diluted earnings per share increased 48%.  Excluding special gains and charges and discrete tax items, adjusted net income attributable to Ecolab declined 2% and adjusted diluted earnings per share was flat against third quarter 2015. Our third quarter 2016 adjusted diluted earnings per share includes a $0.09 per share (7 percentage point)  currency headwind (including the impact of the Venezuela deconsolidation of $0.01 per share) against third quarter 2015.

The reported income tax rate for the third quarter of 2016 was 25.5%, compared with the reported rate of 29.6% in the third quarter of 2015. Excluding the tax rate impact of the special gains and charges and discrete tax items, the adjusted tax rate was 25.2% in the third quarter of 2016, compared with 25.8%  for the same period last year. The improved adjusted tax rate was primarily driven by the geographic mix of income, permanent enactment of the research and development tax credit and global tax planning strategies.

We reacquired 0.7 million shares of our common stock during the third quarter of 2016.

Third Quarter 2016 Segment Review

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. We also provide our segment results based on public currency rates for informational purposes.

Acquisition adjusted growth rates generally exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude the Venezuelan results of operations from both the current period and comparable period of the prior year.

Global Industrial

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2016	2015	% Change	% Change

Fixed currency
Sales	$ 1,185.2	$ 1,168.0	1%	2%
Operating income	199.8	179.7	11%	12%
Operating income margin	16.9%	15.4%
Acq. adj. operating income margin	16.9%	15.3%

Public currency
Sales	$ 1,215.9	$ 1,228.5	(1)%
Operating income	204.9	195.5	5%

Global Industrial acquisition adjusted fixed currency sales rose 2%, led by gains in Food & Beverage,  with modest growth in Water and Paper. Latin America led the Global Industrial regional growth, with modest gains in Europe.  Acquisition adjusted fixed currency operating income rose 12% through lower delivered product costs, appropriate pricing and cost savings initiatives.

Global Institutional

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2016	2015	% Change	% Change

Fixed currency
Sales	$ 1,163.4	$ 1,092.4	6%	4%
Operating income	266.8	256.9	4%	6%
Operating income margin	22.9%	23.5%
Acq. adj. operating income margin	24.0%	23.5%

Public currency
Sales	$ 1,178.4	$ 1,114.4	6%
Operating income	269.0	259.4	4%

Global Institutional acquisition adjusted fixed currency sales grew 4%, with results led by our Specialty and Healthcare businesses. Sales for the segment showed good growth in North America, Asia Pacific and Latin America. Acquisition adjusted fixed currency operating income increased 6%  as appropriate pricing and sales volume gains were partially offset by investments in the business and higher delivered product costs.

Global Energy

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2016	2015	% Change	% Change

Fixed currency
Sales	$ 760.6	$ 827.3	(8)%	(8)%
Operating income	100.9	111.1	(9)%	(8)%
Operating income margin	13.3%	13.4%
Acq. adj. operating income margin	13.2%	13.2%

Public currency
Sales	$ 780.2	$ 904.5	(14)%
Operating income	104.2	130.4	(20)%

Global Energy acquisition adjusted fixed currency sales declined 8% reflecting a moderated decrease in our upstream business revenues which more than offset modest growth in downstream. Acquisition adjusted fixed currency operating income decreased 8% due to reduced pricing, lower sales volumes,  and reduced plant overhead absorption  (driven by the lower sales volumes), which more than offset delivered product cost savings, synergies and other cost reduction actions.

Other

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2016	2015	% Change	% Change

Fixed currency
Sales	$ 210.5	$ 195.0	8%	8%
Operating income	41.3	37.0	12%	12%
Operating income margin	19.6%	19.0%
Acq. adj. operating income margin	19.6%	19.0%

Public currency
Sales	$ 211.6	$ 199.0	6%
Operating income	41.4	37.5	10%

The Other segment fixed currency sales increased 8%  driven by strong growth in both Pest Elimination and Equipment Care. Sales for the segment showed good growth in North America, Latin America and Asia Pacific. Fixed currency operating income rose 12% due to pricing and sales volume gains.

Corporate

Corporate expense includes amortization expense of $42 million in both the third quarter of 2016 and 2015 related to the Nalco merger intangible assets. Corporate expense also includes special gains and charges. Total special gains and charges for the third quarter of 2016 were immaterial on a net basis. Special gains and charges for the third quarter of 2015, including the non-controlling interest impact of $11 million, were a net charge of $155 million ($145 million after-tax), and primarily consisted of an approximate $125 million charge related to the devaluation of a portion of our Venezuelan net assets.

Business Outlook

2016 – Full Year

Ecolab expects full year 2016 adjusted diluted earnings per share growth in the $4.35  to $4.45 range, compared with full year 2015 adjusted diluted earnings per share of $4.37. Ecolab previously forecasted adjusted diluted earnings per share in the $4.35 to $4.50 range.

When compared with our 2015 performance, we expect good acquisition adjusted fixed currency sales growth in our Global Institutional, Global Industrial and Other segments with a low double-digit decline in Global Energy segment sales. We anticipate improved adjusted gross margin, with a slightly unfavorable selling, general and administrative (“SG&A”) ratio to sales, higher interest expense and a moderately favorable adjusted tax rate versus 2015.

At current rates of exchange, we expect foreign currency and the impact of the Venezuelan devaluation and deconsolidation to have an unfavorable impact of approximately  4 percentage points on full year sales and an estimated 7 percentage point (approximately $0.30 per share) unfavorable impact on diluted earnings per share.

Our detailed outlook for the full year of 2016 is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 48%
SG&A % of Sales	32% to 33%
Interest expense, net	approx. $265 million
Adjusted tax rate	25% to 26%
Noncontrolling interest	$0.05 to $0.06
Adjusted EPS, excluding special gains and charges	$4.35 - $4.45
Diluted shares	approx. 297 million

Amounts do not reflect the impact of future special gains and charges or discrete tax items, which we expect to be immaterial.

Reported 2015 diluted earnings per share of $3.32 included special gains and charges and discrete tax items. Excluding these items, 2015 adjusted diluted earnings per share were $4.37.

2016 — Fourth Quarter

Ecolab expects fourth quarter 2016 adjusted diluted earnings per share in the $1.23 to $1.33 range, compared with adjusted diluted earnings per share of $1.22 a year ago.

At current rates of exchange, we expect foreign currency and the impact of the Venezuelan devaluation and deconsolidation to have an unfavorable impact of approximately one percentage point on fourth quarter sales and a 1 percentage point  (approximately $0.02) unfavorable impact on diluted earnings per share.

Our detailed outlook for the fourth quarter of 2016 is as follows:

Adjusted Gross Margin, excluding special gains and charges	48% to 49%
SG&A % of Sales	approx. 31%
Interest expense, net	approx. $70 million
Adjusted tax rate	25% to 26%
Noncontrolling interest	$0.01 to $0.02
Adjusted EPS, excluding special gains and charges	$1.23 - $1.33
Diluted shares	approx. 296 million

Amounts do not reflect the impact of future special gains and charges or discrete tax items, which we expect to be immaterial.

Reported fourth quarter 2015 diluted earnings per share of $0.69 included special gains and charges and discrete tax items. Excluding these items, fourth quarter 2015 adjusted diluted earnings per share were $1.22.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2015 sales of $13.5 billion and 47,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the third quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or other compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including forecasted 2016 fourth quarter and full-year financial and business results, including sales growth, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted tax rate, noncontrolling interest, adjusted diluted earnings per share and diluted shares outstanding; energy market conditions; foreign currency and impact of the Venezuelan deconsolidation; and special gains and charges and quantifiable discrete tax items. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment;

the impact of economic factors such as the worldwide economy, capital flows, interest rates and  foreign currency risk, including  reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives; potential information technology infrastructure failures and cybersecurity attacks; exposure to global economic, political and legal risks related to our international operations including with respect to our operations in Russia; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to develop competitive advantages through innovation; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; changes in tax law and unanticipated tax liabilities; potential chemical spill or release; potential class action lawsuits;  the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•	fixed currency sales
•	acquisition adjusted fixed currency sales
•	adjusted cost of sales

•	adjusted gross margin
•	fixed currency operating income
•	adjusted operating income
•	adjusted fixed currency operating income
•	adjusted fixed currency operating income margin
•	adjusted tax rate
•	adjusted net income attributable to Ecolab
•	adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and cash flows and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin and operating income exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2016. Fixed currency amounts also reflect all Venezuelan bolivar operations, prior to the deconsolidation of our Venezuelan operations, at a Marginal Currency System (“SIMADI”) rate of approximately 200 bolivares to 1 U.S. dollar, which was the approximate conversion rate for SIMADI at year end 2015. Fixed currency sales, acquisition adjusted fixed currency sales, fixed currency operating income, adjusted fixed currency operating income and adjusted fixed currency operating income margin measures eliminate the impact of exchange rate fluctuations on our international sales, acquisition adjusted sales, operating income, adjusted operating income and adjusted operating income margin, respectively.

Acquisition adjusted growth rates generally exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude the Venezuelan results of operations from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

 (unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30%			September 30%
(millions, except per share)	2016	2015	Change	2016	2015	Change

Net sales	$ 3,386.1	$ 3,446.4	(2)%	$ 9,800.7	$ 10,133.1	(3)%
Cost of sales (1)	1,737.2	1,820.0	(5)%	5,153.8	5,391.8	(4)%
Selling, general and administrative expenses	1,071.6	1,070.7	0%	3,253.1	3,286.7	(1)%
Special (gains) and charges (1)	3.2	142.7		35.7	216.1
Operating income	574.1	413.0	39%	1,358.1	1,238.5	10%
Interest expense, net	64.9	57.6	13%	196.3	181.3	8%
Income before income taxes	509.2	355.4	43%	1,161.8	1,057.2	10%
Provision for income taxes	129.7	105.3	23%	286.7	262.9	9%
Net income including noncontrolling interest	379.5	250.1	52%	875.1	794.3	10%
Net income attributable to noncontrolling interest (1)	5.4	(7.7)		11.8	1.1
Net income attributable to Ecolab	$ 374.1	$ 257.8	45%	$ 863.3	$ 793.2	9%

Earnings attributable to Ecolab per common share
Basic	$ 1.28	$ 0.87	47%	$ 2.95	$ 2.67	10%
Diluted	$ 1.27	$ 0.86	48%	$ 2.91	$ 2.63	11%

Weighted-average common shares outstanding
Basic	291.6	295.2	(1)%	292.8	296.5	(1)%
Diluted	295.7	300.0	(1)%	297.1	301.5	(1)%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

(millions)	2016	2015		2016	2015

Cost of sales
Restructuring activities	$ -	$ -		$ 0.9	$ 2.2
Energy related charges	-	-		51.0	-
Fixed asset impairment and other inventory charges	-	-		10.0	-
Venezuela related activities	-	23.8		-	33.2
Subtotal	-	23.8		61.9	35.4

Special (gains) and charges
Restructuring activities	(7.7)	12.1		(6.8)	33.1
Champion and Nalco integration costs	-	4.7		-	14.9
Energy related charges	-	-		12.6	-
Venezuela related activities	-	111.9		(7.8)	132.7
Other	10.9	14.0		37.7	35.4
Subtotal	3.2	142.7		35.7	216.1

Net income attributable to noncontrolling interest
Venezuela related activities	-	(11.1)		-	(11.1)

Total special (gains) and charges	$ 3.2	$ 155.4		$ 97.6	$ 240.4

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

 (unaudited)

	Third Quarter Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2016	2015	Change	2016	2015	Change
Net Sales
Global Industrial	$ 1,185.2	$ 1,168.0	1%	$ 1,215.9	$ 1,228.5	(1)%
Global Institutional	1,163.4	1,092.4	6%	1,178.4	1,114.4	6%
Global Energy	760.6	827.3	(8)%	780.2	904.5	(14)%
Other	210.5	195.0	8%	211.6	199.0	6%
Subtotal at fixed currency rates	3,319.7	3,282.7	1%	3,386.1	3,446.4	(2)%
Currency impact	66.4	163.7	*	-	-	*
Consolidated	$ 3,386.1	$ 3,446.4	(2)%	$ 3,386.1	$ 3,446.4	(2)%

Operating Income
Global Industrial	$ 199.8	$ 179.7	11%	$ 204.9	$ 195.5	5%
Global Institutional	266.8	256.9	4%	269.0	259.4	4%
Global Energy	100.9	111.1	(9)%	104.2	130.4	(20)%
Other	41.3	37.0	12%	41.4	37.5	10%
Corporate	(44.8)	(208.8)	*	(45.4)	(209.8)	*
Subtotal at fixed currency rates	564.0	375.9	50%	574.1	413.0	39%
Currency impact	10.1	37.1	*	-	-	*
Consolidated	$ 574.1	$ 413.0	39%	$ 574.1	$ 413.0	39%

	Nine Months Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2016	2015	Change	2016	2015	Change
Net Sales
Global Industrial	$ 3,416.5	$ 3,308.9	3%	$ 3,486.9	$ 3,523.5	(1)%
Global Institutional	3,354.4	3,121.7	7%	3,390.1	3,205.6	6%
Global Energy	2,275.2	2,585.7	(12)%	2,318.6	2,834.2	(18)%
Other	601.5	555.9	8%	605.1	569.8	6%
Subtotal at fixed currency rates	9,647.6	9,572.2	1%	9,800.7	10,133.1	(3)%
Currency impact	153.1	560.9	*	-	-	*
Consolidated	$ 9,800.7	$ 10,133.1	(3)%	$ 9,800.7	$ 10,133.1	(3)%

Operating Income
Global Industrial	$ 499.8	$ 430.2	16%	$ 511.7	$ 474.9	8%
Global Institutional	707.9	651.7	9%	713.4	662.0	8%
Global Energy	238.8	325.2	(27)%	246.5	390.8	(37)%
Other	110.2	91.9	20%	110.5	92.9	19%
Corporate	(222.5)	(378.4)	*	(224.0)	(382.1)	*
Subtotal at fixed currency rates	1,334.2	1,120.6	19%	1,358.1	1,238.5	10%
Currency impact	23.9	117.9	*	-	-	*
Consolidated	$ 1,358.1	$ 1,238.5	10%	$ 1,358.1	$ 1,238.5	10%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	September 30	December 31	September 30
(millions)	2016	2015	2015
Assets
Current assets
Cash and cash equivalents	$ 180.6	$ 92.8	$ 184.8
Accounts receivable, net	2,349.6	2,390.2	2,450.0
Inventories	1,342.4	1,388.2	1,439.2
Deferred income taxes	-	250.0	235.0
Other current assets	299.4	326.3	333.4
Total current assets	4,172.0	4,447.5	4,642.4

Property, plant and equipment, net	3,292.9	3,228.3	3,212.2
Goodwill	6,515.5	6,490.8	6,499.2
Other intangible assets, net	3,914.3	4,109.2	4,172.4
Other assets	484.1	365.9	357.1
Total assets	$ 18,378.8	$ 18,641.7	$ 18,883.3

Liabilities and Equity
Current liabilities
Short-term debt	$ 1,571.2	$ 2,205.3	$ 1,009.1
Accounts payable	1,022.7	1,049.6	1,034.5
Compensation and benefits	505.8	509.0	465.1
Income taxes	83.3	52.2	103.6
Other current liabilities	991.0	948.3	944.3
Total current liabilities	4,174.0	4,764.4	3,556.6

Long-term debt	5,091.4	4,260.2	5,753.7
Postretirement health care and pension benefits	914.5	1,117.1	1,146.8
Deferred income taxes	1,030.7	1,281.2	1,355.8
Other liabilities	226.4	238.4	227.8
Total liabilities	11,437.0	11,661.3	12,040.7

Equity
Common stock	352.3	350.3	349.5
Additional paid-in capital	5,236.1	5,086.1	5,022.8
Retained earnings	6,716.7	6,160.3	6,055.0
Accumulated other comprehensive loss	(1,452.3)	(1,423.3)	(1,404.6)
Treasury stock	(3,983.2)	(3,263.5)	(3,239.5)
Total Ecolab shareholders’ equity	6,869.6	6,909.9	6,783.2
Noncontrolling interest	72.2	70.5	59.4
Total equity	6,941.8	6,980.4	6,842.6
Total liabilities and equity	$ 18,378.8	$ 18,641.7	$ 18,883.3

During the first quarter of 2016, we early-adopted the accounting guidance issued in November 2015 that requires all deferred tax assets and liabilities to be classified as noncurrent on the Consolidated Balance Sheet, using the prospective application method. Prior periods have not been retrospectively adjusted for adoption of this guidance.

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions, except percent and per share)	2016	2015	2016	2015

Net sales
Reported GAAP net sales	$ 3,386.1	$ 3,446.4	$ 9,800.7	$ 10,133.1
Effect of foreign currency translation	(66.4)	(163.7)	(153.1)	(560.9)
Non-GAAP fixed currency sales	$ 3,319.7	$ 3,282.7	$ 9,647.6	$ 9,572.2

Cost of sales
Reported GAAP cost of sales	$ 1,737.2	$ 1,820.0	$ 5,153.8	$ 5,391.8
Special (gains) and charges	-	23.8	61.9	35.4
Non-GAAP cost of sales	$ 1,737.2	$ 1,796.2	$ 5,091.9	$ 5,356.4

Gross margin
Reported GAAP gross margin	48.7%	47.2%	47.4%	46.8%
Non-GAAP adjusted gross margin	48.7%	47.9%	48.0%	47.1%

Operating income
Reported GAAP operating income	$ 574.1	$ 413.0	$ 1,358.1	$ 1,238.5
Effect of foreign currency translation	(10.1)	(37.1)	(23.9)	(117.9)
Non-GAAP fixed currency operating income	$ 564.0	$ 375.9	$ 1,334.2	$ 1,120.6

Reported GAAP operating income	$ 574.1	$ 413.0	$ 1,358.1	$ 1,238.5
Special (gains) and charges	3.2	166.5	97.6	251.5
Non-GAAP adjusted operating income	577.3	579.5	1,455.7	1,490.0
Effect of foreign currency translation	(10.1)	(37.1)	(23.9)	(117.9)
Non-GAAP adjusted fixed currency operating income	$ 567.2	$ 542.4	$ 1,431.8	$ 1,372.1

Operating income margin
Reported GAAP operating income margin	17.0%	12.0%	13.9%	12.2%
Non-GAAP adjusted fixed currency operating income margin	17.1%	16.5%	14.8%	14.3%

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 374.1	$ 257.8	$ 863.3	$ 793.2
Special (gains) and charges, after tax	(0.6)	145.4	60.8	211.8
Discrete tax net expense (benefit)	4.5	(19.2)	3.6	(56.0)
Non-GAAP adjusted net income attributable to Ecolab	$ 378.0	$ 384.0	$ 927.7	$ 949.0

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.27	$ 0.86	$ 2.91	$ 2.63
Special (gains) and charges, after tax	0.00	0.48	0.20	0.70
Discrete tax net expense (benefit)	0.02	(0.06)	0.01	(0.19)
Non-GAAP adjusted diluted EPS	$ 1.28	$ 1.28	$ 3.12	$ 3.15

Provision for Income Taxes
Reported GAAP tax rate	25.5%	29.6%	24.7%	24.9%
Special gains and charges	0.6	(7.5)	1.0	(2.6)
Discrete tax items	(0.9)	3.7	(0.3)	4.3
Non-GAAP adjusted tax rate	25.2%	25.8%	25.4%	26.6%

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2015	2015	2015	2015	2015	2015	2015
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.77	$ 1.00	$ 1.77	$ 0.86	$ 2.63	$ 0.69	$ 3.32
Adjustments:
Special (gains) and charges (1)	0.02	0.20	0.22	0.48	0.70	0.55	1.25
Discrete tax expense (benefits) (2)	0.01	(0.13)	(0.12)	(0.06)	(0.19)	(0.02)	(0.21)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80	$ 1.08	$ 1.87	$ 1.28	$ 3.15	$ 1.22	$ 4.37

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2016	2016	2016	2016	2016	2016	2016
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.77	$ 0.87	$ 1.64	$ 1.27	$ 2.91
Adjustments:
Special (gains) and charges (3)	0.01	0.19	0.21	0.00	0.20
Discrete tax expense (benefits) (4)	(0.02)	0.01	(0.00)	0.02	0.01
Adjusted diluted earnings per share (Non-GAAP)	$ 0.77	$ 1.08	$ 1.85	$ 1.28	$ 3.12

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2015 included restructuring charges of $1.6 million, $14.6 million, $10.0 million and $49.3 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2015 also included $3.2 million, $2.8 million, $2.4 million and $2.3 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2015 also included $0.5 million, $0.1 million, $0.6 million and $0.1 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2015 also include charges of $30.2 million, $124.6 million, $80.9 million, net of tax, in the second, third and fourth quarters, respectively, related to Venezuelan charges. Special (gains) and charges for 2015 also included a charge of $15.4 million, net of tax, in the fourth quarter related to a fixed asset impairment. Special (gains) and charges for 2015 also included charges of $13.4 million, $7.8 million and $17.1 million, net of tax, in the second, third and fourth quarters, respectively, primarily related to litigation related charges, a loss on the sale of a portion of our Ecovation business and the net impact of inventory reserve and inventory cost policy harmonization efforts.

(2) The first quarter 2015 discrete tax items net expense of $2.6 million was driven primarily by a change to a deferred tax liability resulting from the Naperville facility transaction. The second quarter 2015 discrete tax items net benefit of $39.4 million was driven primarily from our ability to recognize a worthless stock deduction for the tax basis in a wholly owned domestic subsidiary. The third quarter 2015 discrete tax items net benefit of $19.2 million was driven primarily by the release of valuation allowances on certain deferred tax assets and a refund claim for taxes paid in a prior period resulting from updated IRS regulations, offset partially by recognizing adjustments from filing our 2014 U.S. federal income tax return. The fourth quarter discrete tax items net benefit of $7.3 million was driven primarily by the finalization of prior year IRS audits, valuation allowance releases and other statute of limitation tax reserve releases.

(3) Special (gains) and charges for 2016 included restructuring charges of $1.8 million, net of tax in the first quarter, and gains related to restructuring of  $1.9 million and $7.2 million,  net of tax, in the second and third quarters, respectively.  Special (gains) and charges for 2016 also included a charge of $42.9 million, net of tax, during the second quarter associated with the downturn in the global energy market. Special (gains) and charges for 2016 also included a charge of $6.3 million, net of tax, during the second quarter related to other fixed asset impairments and inventory charges. Special (gains) and charges for 2016 also included a gain of $4.9 million, net of tax, during the second quarter related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2016 also included $2.6 million,  $14.6 million and $6.6 million, net of tax, in the first, second and third quarters, respectively, related to other charges, including litigation related charges.

(4) The first quarter 2016 discrete tax items net benefit of $4.8 million was driven primarily by the release of reserves for uncertain tax positions due to expiration of statute of limitations in non-U.S. jurisdictions. The second quarter 2016 discrete tax items net expense of $3.9 million was driven by individually immaterial items, including adjustments to deferred tax asset and liability positions. The third quarter 2016 discrete tax items net expense of $4.5 million was driven primarily by recognizing adjustments from filing our 2015 U.S. federal income tax return, partially offset by settlement of international tax matters and remeasurement of certain deferred tax assets and liabilities resulting from the application of an updated tax rate in an international jurisdiction.